Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2000 Employee Stock Purchase Plan of ISTA Pharmaceuticals, Inc. of our reports dated February 17, 2009, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of ISTA Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California

June 25, 2009